Exhibit 28(j)(6)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for Alerian MLP Income Fund, a series of The Alerian MLP Funds Trust, we hereby consent to all references to our firm included in or made a part of this Prospectus and Statement of Additional Information to The Alerian MLP Funds Trust Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services
Cohen Fund Audit Services, Ltd.
Westlake, Ohio
December 7, 2009